Settlement and License Agreement

Parties

This Agreement (the “Agreement”), entered into as of this 19th day of May, 2006 (the “Effective Date”), is between Cytomedix, Inc. (“Cytomedix” or “Licensor”), a Delaware corporation having a principal place of business at 416 Hungerford Drive, Suite 330, Rockville, Maryland 20850, and Biomet Biologics, Inc. (“Biomet” or “Licensee”), an Indiana corporation having a principal place of business at 56 East Bell Drive, Warsaw, Indiana 46582. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Article 1 hereof.

Recitals

WHEREAS, Cytomedix and Biomet have been engaged in discussions relating to a controversy between them arising in connection with possible claims of infringement of U.S. Patent No. 5,165,938 (“the ‘938 Patent”), based upon Biomet's manufacture, use, offer to sell, and/or sale of certain products; and

WHEREAS, the parties hereto desire, on the terms and conditions contained herein, to settle whatever claims one may have against the other in connection with the '938 Patent, and to enter into a mutually agreeable licensing arrangement regarding certain of their respective patents;

NOW, THEREFORE, in consideration of the following terms, covenants and conditions, Cytomedix and Biomet hereby agree as follows:

Terms Of Agreement

1.	Definitions.

1.1.
“Affiliates” mean any present company (a) which is directly or indirectly at least fifty percent (50%) owned or controlled by a party, (b) which is directly or indirectly at least fifty percent (50%) owns or controls a party, (c) or which is directly or indirectly at least fifty percent (50%) commonly owned or controlled with a party by another party.

1.2.	“Biomet” means Biomet Biologics, Inc. and its Affiliates.

1.3.	“Cytomedix” means Cytomedix, Inc. and its Affiliates.

1.4.
“Biomet Distributor” means an entity which contracts with Biomet to either a) provide promotion, sales and distribution services of Biomet Branded Products, or b) buy Products from Biomet for resale under a trademark, tradename or brand name of Biomet.

1.5.
“Cytomedix Distributor” means an entity which contracts with Cytomedix to either a) provide promotion, sales and distribution services of Cytomedix Branded Products, or b) buy Products from Cytomedix for resale under a trademark, tradename or brand name of Cytomedix.

1.6.	“Entity” shall mean any corporation, firm, partnership, proprietorship, or other form of business organization.

1.7.
“Hood Patents” means all foreign and domestic patents and patent applications related to U.S. Patent Nos. 5,733,545 and 5,887,755, including those listed on in Exhibit B and any related patent application (including any continuation, continued prosecution, continuation-in-part, divisional, foreign counterpart or substitution thereof) and any patent (including any reissue or reexamination thereof), in any country granted from, or claiming priority to, or for the benefit of any of the aforementioned patent applications or patents, as well as rights in any third-party patent acquired as a result of an interference action involving any of the foregoing. Although U.S. Patent No. 5,887,755 is currently expired for failure to pay maintenance fees, this patent is being included in the definition of Hood Patent in the event that Biomet decides, at its sole discretion, to attempt to revive and successfully revives U.S. Patent No. 5,887,755.

1.8.	“Biomet Licensed Fields Of Use” means any and all fields of use except Biomet shall not market Biomet Branded Products in the field of chronic, non-healing wounds that last 30 days or more.

1.9.
“Knighton Patents” means all foreign and domestic patents and patent applications related to U.S. Patent 5,165,938, including those listed in Exhibit A and any related patent application (including any continuation, continued prosecution, continuation-in-part, divisional, foreign counterpart or substitution thereof) and any patent (including any reissue or reexamination thereof), in any country granted from, or claiming priority to, or for the benefit of any of the aforementioned patent applications or patents, as well as rights in any third-party patent acquired as a result of an interference action involving any of the foregoing.

1.10.	“Licensed Territories” means the entire world.

1.11.	“Party” shall mean, as applicable, either: (a) Cytomedix or (b) Biomet.

1.12.	“Biomet Branded Products” means product bearing a trademark, tradename or brand name owned by any Biomet Entity.

1.13.	“Cytomedix Branded Products” means product bearing a trademark, tradename or brand name owned by any Cytomedix Entity.

1.14.
“Licensed Biomet Products” shall mean products the manufacture, use, offer for sale sale, or importation of which infringes one or more claims of the Knighton Patents and are Biomet Branded Products. In the event that Biomet signs a definitive agreement after the Effective Date to acquire a third party by means of stock acquisition or asset purchase, to merge with a third party, or to acquire substantially all of the assets and rights relating to a product of a third party, the “Licensed Biomet Products” shall be deemed not to include any product of such third party in existence at the time of the acquisition.

2.	License Grant/Covenant Not to Sue/Releases.

2.1.
Cytomedix Grant of License to Biomet. Cytomedix hereby grants to Biomet a non-exclusive license under the Knighton Patents to make, have made, use, import, sell, promote, market, offer for sale or otherwise transfer Licensed Biomet Products in the Biomet Licensed Fields Of Use throughout the Licensed Territories. This grant includes the right for any Biomet Distributor and customer (ultimate or in privity or other) of Biomet to use and/or sell (for further use or resale) Licensed Biomet Products in the Biomet Licensed Fields Of Use and subject to this Agreement without payment of any royalty or license fee to. In other words, the license grant “runs with the Licensed Biomet Products within the Biomet Licensed Fields Of Use.”

2.2.
Biomet Grant of License to Cytomedix. Biomet hereby grants to Cytomedix a non-exclusive, paid-up license under the Hood Patents to make, have made, use, import, sell, promote, market, offer for sale or otherwise transfer any products (hereinafter, “Licensed Cytomedix Products”) that fall within the scope of any of the claims of the Hood Patents in any field of use throughout the Licensed Territories. This grant includes the right for Cytomedix to grant sublicenses to any Cytomedix Distributor, either directly or through one or more intermediaries. This grant also includes the right for any customers (ultimate or in privity or other) of Cytomedix or any sublicensee to use and/or sell (for further use or resale) Licensed Cytomedix Products subject to this Agreement without payment of any royalty or license fee to Biomet. In other words, the license grant “runs with the Licensed Cytomedix Products.”

2.3.
Distributor and Customer Immunity. The licenses set forth in Paragraphs 2.1 and 2.2 shall constitute a grant of immunity against any action for or claim of infringement (whether based on a direct or contributory infringement, inducement to infringe, or other theory) against the Party’s respective distributors and authorized resellers, agents, employees, customers and users relating to (i) in the case of Biomet, Licensed Biomet Products sold or otherwise disposed of by any Biomet Distributor or customer prior to or after this Agreement only within the Biomet Licensed Fields Of Use throughout the Licensed Territories, and (ii) in the case of Cytomedix , Licensed Cytomedix Products sold or otherwise disposed of by any Cytomedix Distributor or customer prior to or after this Agreement.

2.4.
Cytomedix Release. Cytomedix, on behalf of itself, its predecessors and successors, and each of their respective affiliates, officers, directors, employees and agents, hereby irrevocably and unconditionally releases and forever discharges Biomet and its officers, directors, employees, agents, shareholders, representatives, parent companies, subsidiaries, affiliated companies, partners, predecessors, and all other persons acting by or on their behalf (collectively, the “Biomet Releasees”), of and from any claims that Cytomedix has ever had or may now have against the Biomet Releasees related to the claims, counterclaims and affirmative defenses that were or could have been asserted in connection with matters relating to the Knighton Patents. Cytomedix also releases customers of Biomet as to any claims that Cytomedix has ever had against them based on their use of a product sold to them by Biomet.

2.5.
Biomet Release. Biomet, on behalf of itself, its predecessors and successors, and each of their respective shareholders, affiliates, members, officers, directors, employees and agents, hereby irrevocably and unconditionally releases and forever discharges Cytomedix, its officers, directors, employees, agents, shareholders, representatives, parent companies, subsidiaries, affiliated companies, predecessors, and all other persons acting by or on behalf of Cytomedix (collectively, the “Cytomedix Releasees”), of and from any claims that Biomet has ever had or may now have against Cytomedix or any of the other Cytomedix Releasees related to the claims, counterclaims, and affirmative defenses that were or could have been asserted in connection with matters relating to the Knighton Patents or the Hood Patents. Except as it may otherwise be compelled by a court of competent jurisdiction, domestic or foreign governmental authority agency or tribunal, or in connection with a valid subpoena, Biomet and Biomet Releasees further agree not to challenge, cause to be challenged, or assist others to challenge, directly or indirectly, the validity and/or enforceability of the Knighton Patents in any court or other tribunal, including the United States Patent and Trademark Office and foreign patent offices. In the event Biomet is served with a subpoena, agency directive, or court order compelling it to testify or provide documents or other information related to the Knighton Patents or this Agreement, Biomet shall promptly notify Cytomedix of any such request pursuant to the notice provisions set forth in Paragraph 7.1 of this Agreement so as to allow Cytomedix to, at its own option and at its cost and expense, seek a protective order, file a motion to quash, or seek other appropriate relief on behalf of Biomet or Biomet Distributor or Biomet customer.

2.6.
Covenant Not to Sue. Cytomedix covenants not to file or to continue to prosecute any suit against Biomet or any customers of Biomet or any Biomet Distributor, claiming that Biomet’s (or any Biomet Distributor or customers) making, having made, using, selling, or offering for sale any Licensed Biomet Products infringes any of the Knighton Patents only within the Biomet Licensed Fields Of Use throughout the Licensed Territories. Biomet covenants not to file or to continue to prosecute any suit against Cytomedix or any customers of Cytomedix or any Cytomedix Distributor, claiming that Cytomedix’s (or any Cytomedix Distributor or customers) making, having made, using, selling, or offering for sale any Licensed Cytomedix Products infringes the Hood Patent.

2.7.
No Implied Licenses. No other rights or licenses not expressly granted herein with respect to the Knighton Patents or the Hood Patent or any other intellectual property owned or controlled by either Party is granted or shall be deemed granted to the other Party or any other person.

2.8.
Taxes and Authorizations. Each Party shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction in connection with the manufacture, use, sale, or other commercialization of any product that is subject to this Agreement. Each Party shall, at its own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate federal, state, or local laws.

3.	Payment Terms.

License Payment. On the Effective Date, Biomet shall pay Cytomedix a license payment of One Million Four Hundred U.S. Dollars ($1,400,000.00). On the last business day of each of the next succeeding 12 calendar quarters starting on September 29, 2006 and ending on June 30, 2009, Biomet shall pay Cytomedix a license payment of exactly One Hundred Thousand U.S. Dollars ($100,000.00). The aggregate payments made under this Section 3.1 shall be Two Million Six Hundred Thousand U.S. Dollars ($2,600,000.00).

4.	Representations and Warranties.

4.1
Authorization. Each Party hereby represents and warrants that it (a) has the power and authority and the legal right to enter into this Agreement on behalf of itself and all affiliated Entities and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

4.2
Limitation of Warranties. Nothing in this Agreement shall be construed as: (a) a warranty or representation by Cytomedix as to the validity or scope of any of the Knighton Patents; (b) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patent or from suits by third parties for infringement of patent; (c) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of Cytomedix; or (d) an obligation to furnish any know-how associated with the Knighton Patents. Nothing in this Agreement shall be construed as: (a) a warranty or representation by Biomet as to the validity or scope of any of the Hood Patent; (b) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patent or from suits by third parties for infringement of patent; (c) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of Biomet; or (d) an obligation to furnish any know-how associated with the Hood Patent.

4.3
Ownership and Right to Grant License. Cytomedix herein represents, covenants, and warrants that it is co-owner of the entire right, title, and interest in the Knighton Patents with the University of Minnesota. The University of Minnesota has assigned all rights to the Knighton Patents but has retained a non-exclusive perpetual license to the Knighton Patents solely in connection with not-for-profit research and teaching. Cytomedix further warrants that no existing prior agreement or assignment presently conflicts in any manner with this Agreement or otherwise prevents Cytomedix from fulfilling all of its obligations under this Agreement. Cytomedix further covenants, warrants and represents that it has the sole right to grant licenses to the Knighton Patents. Biomet herein represents, covenants, and warrants that it is the exclusive owner of the entire right, title, and interest in the Hood Patent and that no existing prior agreement or assignment presently conflicts in any manner with this Agreement or otherwise prevents Biomet from fulfilling all of its obligations under this Agreement. Biomet further covenants, warrants and represents that it has the sole right to grant licenses to the Hood Patent.

4.4
Disclaimer. Each Party makes no representations other than those expressly set forth in this Article 4. Each Party expressly disclaims all other representations, warranties and conditions, express, implied, statutory, or otherwise, regarding the Knighton Patents and the Hood Patent, including without limitation, any warranty of merchantability, fitness for a particular purpose, or non-infringement.

4.5
Complete List of Patents. Cytomedix represents and warrants that Exhibit A sets forth all patents and applications for patent that are owned by, controlled by, or licensed to Cytomedix as of the Effective Date that relate to the Knighton Patents. Biomet represents and warrants that Exhibit B sets forth all patents and applications for patent that are owned by, controlled by, or licensed to Biomet as of the Effective Date that relate to the Hood Patent.

5.	Dispute Resolution.

5.1
Except as specified elsewhere in the Agreement, any dispute arising out of or relating to the formation or performance of this Agreement, including the breach, termination or validity thereof, which has not been resolved by good faith negotiation between representatives of Biomet and Cytomedix who have authority to fully and finally resolve the dispute within thirty (30) days after initiation of a negotiation procedure, shall be finally resolved by binding arbitration by three arbitrators in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then currently in effect; provided, however, that if one Party fails to participate in the negotiation as agreed herein, the other Party can commence binding arbitration prior to the expiration of the time period set forth above. The three arbitrators’ award shall be binding on the Parties. One arbitrator shall be selected by each Party. The third arbitrator shall be chosen by agreement of the Parties. The arbitrators shall have no jurisdiction or authority to award punitive or exemplary damages against either Party. The prevailing Party in any arbitration hereunder shall be awarded its reasonable attorneys fees and costs in addition to any other relief to which it may be entitled under this Agreement, but such attorney fees and costs shall not exceed 50% of the amount in dispute. The binding arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators, or a majority thereof, may be entered by any court having jurisdiction thereof. If a Party is forced into court to enforce an arbitration award, it shall be entitled to recover its reasonable attorney fees and costs. In any arbitration, the Parties shall be entitled following initiation of the action to the same discovery that they would be allowed under the Federal Rules of Civil Procedure; provided, however, that the Parties shall cooperate in good faith to cause such discovery to be completed within ninety (90) days following initiation of the arbitration action.

5.2	Damages. Biomet and Cytomedix each agree to waive any right to receive punitive, consequential, special or indirect damages relating in any way to this Agreement.

6.	Termination.

6.1	Expiration/Termination. If this Agreement is not terminated sooner as provided for herein, it shall terminate with the expiration of the last to expire of the Knighton Patents and the Hood Patent.

6.2
Termination Upon Default. Upon default by any Party in the performance of any obligation hereunder to be performed by such Party, the Party aggrieved by such default shall give notice in writing to the Party in default specifying the thing or matter in default. Unless such default be cured within one (1) month following the giving of such notice (or if such cure cannot be completed within such one (1) month period, if the cure thereof be not undertaken promptly upon receipt of such notice, and diligently pursued thereafter), then the Party giving such notice may give further written notice to the Party in default terminating this Agreement; in such event, this Agreement shall terminate on the date specified in such further notice, which date shall be no earlier than one (1) month from the date of such further notice.

6.3
Prior Obligations and Liability; Non-Waiver. No expiration or termination of this Agreement shall relieve any Party of any obligation accrued prior to the date of expiration or termination or relieve a Party in default from liability for damages for breach of this Agreement.

6.4	Survival. Upon termination of this Agreement, the dispute resolution provisions of Article 5 shall survive.

7.	Miscellaneous.

7.1
Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing and delivered to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Said notice shall be deemed to have been given on the date of its receipt by the addressee.

If to Biomet:	Biomet, Inc..
56 East Bell Drive
Warsaw, Indiana 46582
Attention: General Counsel

with a copy to:

Biomet Biologics, Inc.
56 East Bell Drive
Warsaw, Indiana 46582
Attention: President

If to Cytomedix: Cytomedix, Inc 416 Hungerford Drive, Suite 330Rockville, Maryland 20850
Attention: Kshitij Mohan, Ph.D, CEO

with a copy to:

Karl R. Fink
Fitch Even Tabin & Flannery
120 South LaSalle Street
Chicago, Illinois 60603

7.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law principles thereof.

7.3
Press Release: The Parties may issue a press release reporting, without limitation, that the Parties have resolved their disputes related to '938 Patent to their mutual satisfaction and that a license has been granted as part of this resolution, provided the Party intending to issue a press release shall give the other Party at least two business days to review the proposed press release and provide comments that shall, if reasonable, be incorporated into the actual press release. It is Cytomedix's intention, consistent with past practice, to file this Agreement with the SEC, without redaction, as a contract material to its business.

7.4
Assignment. This Agreement and any of the rights and obligations thereof are assignable by both Parties to an assignee of, acquirer of, or successor to (any of the foregoing a “Successor”) (i) fifty percent (50%) or more of the assigning Party’s stock, assets or business, or (ii) substantially all the assigning Party’s assets of product line or business that includes one or more of the Licensed Biomet Products or the Licensed Cytomedix Products and further subject to the following:

7.4.1 In the event of an assignment by Biomet , all remaining payments owing under Section 3.1 hereof shall be accelerated and Cytomedix shall be paid by Biomet or said assignee cash in an amount equal to remaining unpaid license fees payable under Section 3.1 hereof.

7.4.2 The scope of the license granted by Cytomedix in Section 2.1 to any such successor shall be limited only to the Licensed Biomet Products existing at the at the time of acquisition by the successor, and derivative products, and shall not extend to any past, present or future products of the successor in existence at the time of the acquisition or otherwise developed independently of the Licensed Biomet Products acquired from Biomet.

7.5
Force Majeure. No Party shall be considered in default or be liable for any delay in performance or for any non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, accident, strike or other labor disturbance, war (whether declared or not), sabotage, order or decree of any court or action of any governmental authority, or other causes, whether similar or dissimilar to those specified, that cannot reasonably be controlled by the Party who failed to perform.

7.6
Waiver. Failure by any Party to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a continuing waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power herein at any time be deemed a waiver or relinquishment of the same or any other right or power, whether or not similar. Waiver of a breach hereunder may be effected only by a writing signed by the waiving Party and such waiver shall not constitute a waiver of any other breach not specified in said writing. The Parties hereby acknowledge that they have been advised by legal counsel and are familiar with section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

The Parties acknowledge in that connection that they may have sustained damage, loss, cost or expense that are presently unknown and unsuspected, and that such damage, loss, cost or expense as may have been sustained may give rise to additional damage, loss, cost or expense in the future. Nevertheless, the Parties acknowledge that this Agreement has been negotiated and agreed upon in light of this situation and expressly waive any and all rights which they may have under Section 1542 of the California Civil Code, or any other state or federal statute or common law principle of similar effect.

7.7
Entire Agreement. This Agreement and its Exhibits explicitly referenced herein embody the entire agreement between the parties and supersede any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

7.8
Severability. The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

7.9
Independence of the Parties. This Agreement shall not constitute the designation of any Party as the representative or agent of the other, nor shall any Party by this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other, except as expressly provided herein.

7.10
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures transmitted by telefax shall have the same import and effect as if originally delivered.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date indicated below.

Cytomedix, Inc.	Biomet Biologics, Inc.

By: /s/ Kshitij Mohan	By: /s/ Stuart Kleopfer
Kshitij Mohan, Ph.D, CEO	Stuart Kleopfer, President

Date: May 22, 2006
Date: May 19, 2006

EXHIBIT A

U.S. Patent No. 5,165,938 entitled “Wound Healing Agents,” issued 11/24/92

Australia Patent No. 596,954 entitled “Wound Healing Agents,” issued 11/8/85

Canada Patent No. 1,261,259 entitled “Wound Healing Agents issued 9/26/89

Europe Patent No. 202,298 entitled “Wound Healing Agents,” issued 7/15/92
(validated in Belgium, France, Germany, Great Britain, Netherlands, and Sweden)

Israel Patent No. 77,096 entitled “Wound Healing Agents,” issued 11/19/85

Ireland Patent No. 57,894 entitled “Wound Healing Agents,” issued 5/5/93

Japan Patent No. 1,986,949 entitled “Wound Healing Agents,” issued 3/8/95

EXHIBIT B

U.S. Patent No. 5,733,545 entitled “Platelet Glue Wound Sealant,” issued 3/31/98

U.S. Patent No. 5,887,755 entitled “Wound Sealant Preparation and Application Device and Method,” issued 7/21/97 (abandoned for failure to pay maintenance fees)